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Exhibit(a)(1)(D)

        [TUCOWS MEMO]

FROM:	BRENDA LAZARE
SUBJECT:	OFFER TO EXCHANGE OPTIONS
DATE:	JANUARY 23, 2003

In connection with Tucows' offer to exchange outstanding options having an exercise price of $0.91 per share or more ("eligible options") for new options, attached are revised copies of the Offer to Exchange and the Election Form (collectively, as they may be amended or supplemented from time to time, the "offer").

The offer has been amended in the following respects in response to comments from the Securities and Exchange Commission. The economic terms of the offer have not changed:

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  To revise the offer to delete the requirement that the participants tender all option grants received after August 7, 2002, even if those option grants have an exercise price below $0.91.

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  To revise the offer to change the expiration date of the offer from 5:00 p.m. Eastern Time on February 4, 2003 to 5:00 p.m. Eastern Time on February 5, 2003.

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  To revise the offer to change the replacement grant date to be on or promptly after August 6, 2003.

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  To revise the offer to provide that participating employees may re-tender eligible options after exercising their withdrawal rights by completing and submitting a new election form and otherwise complying with the terms of the offer.

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  To clarify that we will accept all properly tendered eligible options if all of the conditions of the offer have been satisfied or waived.

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  To clarify that we will reasonably determine whether any of the specifically listed events have occurred that may cause us to terminate or amend the offer or postpone our acceptance and cancellation of eligible options.

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  To revise the offer to delete the language in the conditions referring to an impairment of the benefits that we expect to receive from the offer.

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  To revise the condition concerning a "significant decrease" in the market price of our common stock by specifically defining what we consider to be a significant decrease.

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  To revise the offer to delete the general condition that we may amend or terminate the offer if any change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership.

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  To revise the offer to include a summary of the financial information required to be furnished to you by the securities laws.

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  To revise the offer to include the number of eligible options that are beneficially owned by each of our executive officers and directors.

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  To revise the offer to delete the references to the tax consequences of the offer on option holders who are tax residents of a country other than the United States or Canada.

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  To revise the offer to delete the language in the election form requiring you to certify that you have read and understood all of the terms of the offer.

As previously indicated, the offer expires at 5:00 P.M. Eastern Time on February 5, 2003.

You should direct questions about this offer or requests for assistance or for additional copies of the Offer to Exchange or the Election Form to Brenda Lazare by (1) telephone at (416) 531-5488; (2) by e-mail at blazare@tucows.com; or (3) by mail to Tucows Inc., 96 Mowat Avenue, Toronto, ON, M6K 3M1, Canada.

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  Exhibit(a)(1)(D)